SCHEDULE 14A INFORMATION
               REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_}  Preliminary Proxy Statement (Revocation of Consent Statement)
  {_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  {_}  Definitive Proxy Statement (Revocation of Consent Statement)
  {X}  Definitive Additional Materials
  {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    GREAT WESTERN FINANCIAL CORPORATION
                 -----------------------------------------
             (Name of Registrant as Specified in Its Charter)

                -----------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  {X}  No fee required.

  {_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____

       (4)  Proposed maximum aggregate value of transactions:  _______________

       (5)  Total fee paid.
  --------
  {_}  Fee paid previously with preliminary materials.

  {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: __________________________________________

       (2)  Form, Schedule or Registration Statement No.: ____________________

       (3)  Filing Party: ____________________________________________________

       (4)  Date Filed: ______________________________________________________




     [Great Western Logo]             MERGER
                                     BULLETIN

                                                          Vol. 1 Number 6

     April 21, 1997

     To All Employees

     GREAT WESTERN ANNOUNCES PRELIMINARY VOTE TABULATION

     Great Western announced today that a preliminary tabulation of Ahmanson's consent solicitations indicate that Ahmanson has received sufficient unrevoked consents on three of its five proposals. The proposals include By-law amendments concerning:

     *    The timing of Great Western's Annual Meeting of Stockholders;
     *    Adjournment of the Annual Meeting; and
     *    Further amendment of such By-law amendments.

     Great Western emphasized that the count is preliminary in nature and that the consent solicitation is not a vote on the relative merits of the Great Western/Washington Mutual merger and Ahmanson's unsolicited proposal. Please see the attached news release for the full details.


     Published by Corporate Communications * Great Western * N 11 36 * 9200 Oakdale Avenue, Chatsworth, CA 91311





                                 [Press Release]

        [Great Western Logo]

                                                                NEWS

                                               FOR IMMEDIATE RELEASE
                                                      APRIL 21, 1997

        Contact:  Ian Campbell        818-775-3773
                  Charlie Coleman     818-775-3766


             GREAT WESTERN ANNOUNCES PRELIMINARY VOTE TABULATION

             CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE: GWF) today announced that the independent inspector of elections, CT Corporation Systems, has completed a preliminary tabulation regarding certain of
        H. F. Ahmanson & Company's consent solicitations. The preliminary tally indicates that Ahmanson has received sufficient unrevoked consents on three of its five proposals. The three proposals are By-law amendments concerning the timing of Great Western's Annual Meeting of Stockholders, adjournment of the Annual Meeting, and the further amendment of such By-law amendments. The independent inspectors have not reported any preliminary count on the other two proposals for which Ahmanson has been soliciting consents.

             The unrevoked consents reported in the preliminary count represent approximately 53% of Great Western's outstanding shares. Great Western emphasized that the count is preliminary in nature and, in accordance with the independent inspector's standard procedures, the validity of consents received is subject to review and challenge by both Great Western and Ahmanson. A final tabulation will be prepared and certified after the review and challenge process has been completed.

             Great Western stated, "The consent solicitation covered only certain very specific resolutions and By-law amendments. It was not a vote on the relative merits of the Great Western/Washington Mutual merger and Ahmanson's unsolicited proposal. Nor is it an indication of whether Great Western stockholders would or would not support the election of three Ahmanson designees to Great Western's Board at the 1997 Annual Meeting. Any attempt to characterize the consent solicitation otherwise would be misleading and wrong.

             "Great Western's Annual Meeting is scheduled for June
        13. That date was selected by the Board as the earliest date that would permit Great Western to comply with the federal proxy rules and ensure that all Great Western stockholders have a sufficient opportunity to receive and review the competing proxy solicitation materials and cast an informed vote.

             "Great Western remains strongly committed to its strategic merger with Washington Mutual, and is confident that its stockholders recognize that a combination with Washington Mutual will provide them with a superior value opportunity."

             With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

             Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery,
        J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank,
        J. V. Giovenco, F. A. Gryp, E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R.
        W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I. D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                  Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel, F. V. McMahon, J. Esposito, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 14, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,473 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of April 14, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,126 of Great Western's common shares; (ii) net "long 1,600 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

                  Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, H. M. Bridge, J. T. Crandall, R. H. Eigsti, J. W. Ellis, D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S. B. McKinney, M. K. Murphy,
        L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C. S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D.
        W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual:
        K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald,
        M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                  Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P.
        R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 14, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 2,691 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

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